June 18, 1997

Dear Shareholders:

Hopefully this will be my last letter to you regarding the wasteful and time-consuming Bisco takeover attempt. We appreciate the support we have received from most of you throughout this process, and hope that Mr. Ceiley will finally realize that the majority of shareholders DO NOT want a corporate raider to obtain control of their Company.

It is interesting to note that in Bisco's latest letter they decided to correct some of their previous misrepresentations, although they still do not tell the whole story. Some of these are:

     1. "A large number of your fellow shareholders believe the offer is fair." In reality, Bisco has convinced a few shareholders with a large number of shares to vote for their consent solicitation - but most shareholders have supported management by refusing to send in any Bisco gold cards. In one case, Bisco even agreed to buy 330,800 shares from a shareholder in order to get his consent. This same shareholder had been vigorously in support of management. Is this the kind of influence you want in your Company?

     2. "I want to invest money, not waste it." Mr. Ceiley now admits that his previous statement about the company spending $200,000 was not based on fact. However, he has not yet admitted that every dollar spent by the Company was as a result of his actions!

     3. Mr. Ceiley touts Bisco's results, but doesn't respond to the Company's question regarding whether his numbers are audited. In any event, what does his purported success running a hardware company have to do with increasing shareholder value at a restaurant company?

     4. As we have pointed out earlier, Mr. Ceiley now admits that other factors may have led to the price increases at the companies where his previous corporate raids failed. The only reason he hasn't yet "looted or raided your company" is because our shareholders haven't given him the consent to do so! His previous raid attempts have not helped those companies, nor will they help your Company now.

     5. Mr. Ceiley's analysis of the stock price in relation to his tender offer is puzzling. The fact is that the stock traded at $.88 the day before his $.90 offer, and actually traded higher on average for the 10-day period before his offer than it has since his offer. So how has his offer helped support the price of the stock?


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Mr. Ceiley asks,  "How will this end?" He has told you several times before that he expected to have enough shares tendered, only to extend his offer again and again because of a lack of shareholder support. Let's answer Mr. Ceiley's questions by giving him a clear message - that the shareholders have not supported his takeover, and would like to have him stop disrupting the Company's business. To send this message, this is what you need to do:

     o Do not return the GOLD consent card sent to you by Bisco, even to vote against their proposals. If you have already done so, please mark the REVOCATION box on the enclosed WHITE revocation of the consent card, sign and date the form and return it in the postage-paid envelope provided.

     o If your shares are held through a bank or broker, please contact your representative at that firm and request that the representative execute the WHITE revocation of consent card on your behalf.

     o Do not tender your shares to Bisco. If you have already done so, you can have your shares returned to you by completing the YELLOW Notice of Withdrawal previously mailed to you.

If you require any assistance, please call our proxy solicitor, Corporate Investor Communications, at (800) 932-8498.

Sincerely,
Family Steak Houses of Florida, Inc.



Lewis E. Christman, Jr.
President & CEO